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GENZYME                                          [LOGO] DIACRIN
     tissue repair


FOR IMMEDIATE RELEASE     Diacrin contact:            Genzyme contacts:
September 26, 1996        ---------------             ----------------
                          Thomas H. Fraser, Ph.D.     Caren Arnstein (investors)
                          President and CEO           617-252-7635
                          617-242-9100                Cheryl Greenhouse (media)
                                                      617-252-7785

          GENZYME TISSUE REPAIR, DIACRIN FORM JOINT VENTURE TO ADVANCE NEUROCELL[TRADEMARK] PRODUCTS FOR PARKINSON'S, HUNTINGTON'S DISEASES

Genzyme Corp.'s Tissue Repair Division (Nasdaq: GENZL), Cambridge, Mass., and Diacrin Inc. (Nasdaq: DCRN), Charlestown, Mass., today announced the formation of a 50-50 joint venture to speed development and commercialization of two NeuroCell[Trademark] porcine neural cell products for transplantation into people with advanced Parkinson's or Huntington's disease.

     Both products, NeuroCell-PD for Parkinson's disease and NeuroCell-HD for Huntington's disease, are in Diacrin-sponsored phase I clinical trials at major medical centers. In animal studies published in the November 1, 1995, issue of Nature Medicine and in other scientific journals, Diacrin demonstrated that grafts of fetal pig neural cells integrate into a host's brain tissue and restore damaged neural circuitry. Other researchers have shown promising results by transplanting human fetal brain cells into patients with Parkinson's disease.

     Under the terms of the joint venture agreement, Genzyme Tissue Repair will provide 80 percent of the next $50 million in funding for the two products. After that, all costs will be shared equally. The joint venture plans to manufacture the products, and Genzyme Tissue Repair will provide sales and marketing services on a cost-



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Genzyme Tissue Repair, Diacrin Form Joint Venture - page 2

reimbursement basis. Profits of the joint venture will be shared equally by the two parties.

     To provide initial funding for the joint venture, Genzyme Corp.'s board of directors has approved the allocation of up to $20 million in cash from Genzyme's General Division (Nasdaq: GENZ) to the Tissue Repair Division, in exchange for an increase in the number of Tissue Repair designated shares allocated to the General Division. The number of Tissue Repair shares will be determined by dividing the amount of allocated cash by the average market value of a share of Tissue Repair common stock during the 20 trading days prior to the date the funding is drawn down.

     "Diacrin has developed a remarkable new technology that could revolutionize the treatment of neurodegenerative diseases," said Gregory D. Phelps, executive vice president of Genzyme Corp.

     "This technology fits perfectly with Genzyme Tissue Repair's other cell-based therapies. It is an extremely important expansion of our product portfolio into the field of neural tissue repair, helping us accomplish our goal of building a comprehensive tissue repair business."

     Said Thomas H. Fraser, Ph.D., Diacrin's president and chief executive officer: "We believe that Genzyme has a proven track record in the development, manufacturing, and marketing of novel biological products. This is the ideal partnership to effectively move NeuroCell-PD and NeuroCell-HD toward commercialization so that they will be available to patients as soon as possible."

Parkinson's Disease
-------------------

     Approximately 500,000 Americans have Parkinson's disease, and another 50,000 cases are diagnosed each year. Patients experience a variety of motor symptoms, including tremors, falls, rigidity, slowed movements, and difficulties with speech and swallowing. Therapy with the drug L-dopa is initially effective but begins to lose its efficacy in 6 to 12 years. Approximately 150,000 people in the United States


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Genzyme Tissue Repair, Diacrin Form Joint Venture - page 3

are in the late stages of the disease, during which L-dopa provides little benefit. The resulting medical expenses, early retirement, and nursing home care cost $5.6 billion a year.

     NeuroCell-PD is aimed at these late-stage patients. A phase I study of 12 patients is being conducted at Lahey Hitchcock Clinic, Burlington, Mass., and Boston University Medical Center. Eleven patients have already been treated. If the phase I trial is successful, the companies plan to seek approval from the U.S. Food and Drug Administration to start a pivotal phase II/III trial next year.

     The initial results of the phase I trial are similar to those obtained in Parkinson's patients treated with human fetal cells, some of whom showed marked improvement in symptoms and restored efficacy of L-dopa. Commercialization of treatments using human fetal cells is not practical, because of supply constraints, ethical concerns, and inconsistent quality of the human cells.

Huntington's Disease
--------------------

     A genetic disorder usually not evident until middle age, Huntington's disease is always fatal. It causes uncontrolled movements, gait and postural defects, and dementia. Approximately 20,000 Americans are in the late stages of this disease, and an additional 1,500 are diagnosed each year.

     NeuroCell-HD is in a 12-patient phase I clinical trial at Lahey Hitchcock Clinic, Boston University Medical Center, and Brigham and Women's Hospital, Boston. Two patients have been treated so far.

     With both products, rejection of the porcine cells can be prevented with the immunosuppressive drug cyclosporin. Diacrin has a license to patented technology developed at Massachusetts General Hospital, Boston, designed to protect the donor cells from the host's immune system without the need for immunosuppressive drugs.

     Diacrin has applications pending for use and composition-of-matter patents for both NeuroCell-PD and NeuroCell-HD. Diacrin has also applied to the FDA for



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Genzyme Tissue Repair, Diacrin Form Joint Venture - page 4

orphan drug status for both products.

     One of the world's top five biotechnology companies, Genzyme focuses on developing innovative products and services for major unmet medical needs. The company's Tissue Repair Division is a leading developer of biological products for the treatment of cartilage damage, severe burns, and chronic skin ulcers. The Tissue Repair Division has its own common stock intended to reflect the division's value and track its performance.

     Diacrin develops and produces transplantable porcine cells for the treatment of intractable human diseases characterized by cell dysfunction or cell death. Product candidates in preclinical development include NeuroCell-FE for focal epilepsy, NeuroCell-CD for cognitive disorders, HepatoCell[Trademark] for hypercholesterolemia and liver failure, CardioCell[Trademark] for repair of damaged heart muscle, and IsletCell[Trademark] for diabetes.

     This news release contains forward-looking information, including statements about the progress of clinical trials and the planned commercialization of NeuroCell-PD and NeuroCell-HD. Actual results may differ materially based on a number of factors, including scientific results obtained in the clinical trials, the timing and content of decisions made by the FDA, market acceptance of any approved products, and the accuracy of the companies' information about the potential value of other therapies in development for Parkinson's disease.

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